Exhibit 99.3

SBA Communications Corporation Announces Expiration of Tender Offer for Its 10 1/4% Senior Notes Due 2009 and Use of Proceeds From Issue of 8 1/2% Senior Notes Due 2012

BOCA RATON, Fla., Dec. 15 /PRNewswire-FirstCall/ — SBA Communications Corporation (Nasdaq: SBAC - News; “SBA” or the “Company”) announced today the expiration of its previously announced cash tender offer to purchase any and all of $236,526,000 outstanding principal amount of its 10 1/4% Senior Notes Due 2009 (the “Notes”) and its related consent solicitation. The tender offer and consent solicitation expired on December 14, 2004 at 12:00 midnight, New York City time (the “Expiration Date”).

As of the Expiration Date, holders of $186.5 million principal amount, or approximately 79% of the Notes, have tendered Notes and consented to the proposed amendments to the indenture. SBA has accepted for payment all Notes validly tendered, and not withdrawn, on or prior to the Expiration Date. SBA currently expects to pay for Notes that are accepted for payment promptly after the Expiration Date.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. The tender offer was made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated November 16, 2004 and the related Consent and Letter of Transmittal.

SBA also announced that the net proceeds from its recent issue of $250.0 million of 8 1/2% Senior Notes due 2012 have or will be used approximately as follows: $204.9 million to purchase the $186.5 million principal amount of Notes accepted in the tender offer, including accrued interest, and $10.0 million to repay the revolving line of credit of SBA’s senior credit facility. The remainder of the net proceeds will be used to repurchase and/or redeem a portion of SBA’s outstanding indebtedness.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

This press release may include forward-looking statements. These forward- looking statements may be affected by risks and uncertainties in SBA’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s Securities and Exchange Commission filings, including SBA’s report on Form 10-K filed with the Commission on March 12, 2004. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA. SBA undertakes no obligation to update forward- looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice President-Capital Markets, at (561) 995-7670.